UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: June 20, 2008

(Date of earliest event reported)

ABIOMED, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2743260
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

0-20584

(Commission File Number)

22 Cherry Hill Drive

Danvers, MA 01923

(Address of Principal Executive Offices, including Zip Code)

(978) 646-1400

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On June 20, 2008, we entered into a recapitalization agreement among World Heart Corporation (WorldHeart), its wholly-owned subsidiary, World Heart Inc. (WHI), Venrock Partners V, L.P., Venrock Associates V, L.P. and Venrock Entrepreneurs Fund V, L.P. (collectively, Venrock), Special Situations Fund III QP LP, Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Life Sciences Fund, L.P. and Austin Marxe (collectively, SSF) providing for the recapitalization of World Heart, pursuant to which:

1.	WorldHeart will issue approximately 300,000,000 common shares for an aggregate purchase price of no less than $30,000,000 (the Issuance). At Closing, Venrock will invest an aggregate of approximately $10,000,000 and SSF will invest an aggregate of approximately $9,000,000 and other investors are in discussions to invest the remainder (such other investors, together with Venrock and SSF, the Investors);

2.	Contingent on and simultaneous with the closing of the Issuance, we have agreed to convert the full amount of principal and interest owed on the US$5,000,000 8% Secured Convertible Promissory Note (the Note) issued to us by WorldHeart and WHI into 86,000,000 common shares of WorldHeart (the Conversion). The Note is currently secured by a security interest in all of the assets of WorldHeart and WHI. In connection with the Conversion, we have also agreed to terminate the warrant we hold to purchase 3,400,000 common shares of WorldHeart, and to forgive other amounts owed to us by WorldHeart; and

3.	Venrock and SSF have agreed to provide WorldHeart with a bridge loan facility (the Bridge Facility) under which WorldHeart may borrow up to $1,000,000 until the closing of the Issuance and the Conversion.

The Issuance and the Conversion are subject to certain customary conditions to closing, including the investment of no less than an aggregate of $30,000,000 by the Investors and the absence of certain material adverse changes. World Heart expects that the closing of the Issuance and the Conversion will occur on or about July 31, 2008, although no assurances can be given when the conditions to closing will be satisfied, if at all. In the event that the Issuance and the Conversion are not consummated by August 31, 2008, we and each of the Investors have the right to terminate our obligations under the recapitalization agreement.

The recapitalization agreement further provides that we will have the right to designate one person for election to the Board of Directors of WorldHeart, so long as we remain the beneficial owner of at least 5% of the outstanding common shares of WorldHeart. We will also have the right to designate an observer to attend meetings of the Board of Directors at any time we do not have a designee on the Board of Directors. If we have not nominated a director on or prior to the second anniversary of the Closing, our rights to nominate a director or to appoint an observer will terminate. All of our rights with respect to Board of Directors of WorldHeart will terminate on the fifth anniversary of the closing. The recapitalization agreement also provides that, contingent upon the closing of the Issuance, our current distribution rights with WorldHeart terminate and are replaced with revised distribution rights. Under the revised terms, WorldHeart will still be required to negotiate in good faith with us about distribution arrangements before engaging any third party distributors for its products. However, WorldHeart retains the right, without negotiating with us, to distribute its products directly. In addition, if we and WorldHeart are unable to agree to terms on a potential distribution arrangement, WorldHeart is free to negotiate with third party distributors, without offering revised terms to us. Our revised distribution rights will terminate in the event of a change of control of WorldHeart that occurs after the closing.

A copy of the recapitalization agreement is filed as exhibit 99.1 to this current report on form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Title
99.1	Recapitalization agreement dated June 20, 2008 by and among World Heart Corporation, World Heart Inc., ABIOMED, Inc., Venrock Partners V, L.P., Venrock Associates V, L.P. and Venrock Entrepreneurs Fund V, L.P., Special Situations Fund III QP LP, Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Life Sciences Fund, L.P. and Austin Marxe.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Abiomed, Inc.

By:	/s/ Daniel J. Sutherby
Daniel J. Sutherby
Chief Financial Officer

Date: June 26, 2008

Exhibit Index

Number	Title
99.1	Recapitalization agreement dated June 20, 2008 by and among World Heart Corporation, World Heart Inc., ABIOMED, Inc., Venrock Partners V, L.P., Venrock Associates V, L.P. and Venrock Entrepreneurs Fund V, L.P., Special Situations Fund III QP LP, Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Life Sciences Fund, L.P. and Austin Marxe.